Rule 424(b)(5)
Registration No. 333-104574
PRICING SUPPLEMENT NO. 3
Dated August 8, 2005

To Prospectus Dated April 24, 2003 (the “Prospectus”)

WASHINGTON GAS LIGHT COMPANY
MEDIUM-TERM NOTES, SERIES G
DUE ONE YEAR OR MORE FROM DATE OF ISSUE
Principal Amount: $40,500,000

☑ Fixed Rate Note	☐ Floating Rate Note
☑ Book Entry Note	☐ Certificated Note

Issue Price (as a percentage of principal amount):	100%

Net Proceeds to Issuer:	$40,196,250

Original Issue Date:	August 11, 2005

Maturity Date:	August 11, 2025

Redemption:

☑ Optional Redemption:
Type:	☑ Make-whole redemption at any time on or after August 11, 2005
Make-Whole Premium: 20 bps
☐ Other Redemption
Initial Redemption Price: _______
Initial Redemption Date: _______
Percentage amount by which Initial Redemption Price decreases each year: _______
☐ Other Redemption
          Type: _______
          Redemption price: _______
          Redemption dates: Each payment date beginning _______

Applicable Only to Fixed Rate Notes:
Interest Rate: 5.440% per annum
First Interest Payment Date: September 15, 2005
Interest Payment Dates: March 15 and September 15 of each year
Applicable Only to Floating Rate Notes:

Base Rate:	Maximum Interest Rate:	_______
☐ Commercial Paper Rate	Minimum Interest Rate:	_______
☐ Prime Rate	Interest Reset Dates:	_______
☐ CD Rate	Interest Reset Period:	_______
☐ Federal Funds Effective Rate	Interest Payment Dates:	_______
☐ LIBOR	Interest Payment Period:	_______
☐ Treasury Rate	Interest Determination Dates:	_______
☐ Other Rate

Initial Interest Rate:	_______
Index Maturity:	_______
Spread (plus or minus):	_______
Spread Multiplier:	_______
This Pricing Supplement relates to the original issuance and sale by Washington Gas Light Company of the Medium-Term Notes, Series G, described herein through Merrill Lynch, Pierce, Fenner & Smith Incorporated as Agent.
Proceeds from the sale of these notes will be used to reimburse Washington Gas Light Company’s treasury for funds previously expended for the refunding of maturing long-term debt and for the advance refunding of higher coupon long-term debt.

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